AMENDMENT TO FUND PARTICIPATION AGREEMENT


        This Amendment to the Fund Participation Agreement ("Agreement") dated August 8, 1997, between Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the "Trust"), and ReliaStar Life Insurance Company of New York, a New York life insurance company (the "Company") is effective as of____________,1999.


                                    AMENDMENT

        For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

        1. Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

        2. All other terms of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.



RELIASTAR LIFE INSURANCE COMPANY
OF NEW YORK


By:__________________________________________

Name:________________________________________

Title:_______________________________________


JANUS ASPEN SERIES


By:__________________________________________

Name:________________________________________

Title:_______________________________________

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                                   SCHEDULE A
                   SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS


Name of Separate Account and the                          Contracts Funded
Date Established by Board of Directors                    By Separate Account
--------------------------------------                    -------------------

ReliaStar Life Insurance Company of New                   #85-251
York Variable Life Separate Account I                     #85-438
Established March 23, 1982

ReliaStar Life Insurance Company of New                   #85-499
York Variable Annuity Separate Account II
Established June 15, 1998